Exhibit 99.1

November 12, 2019

Dear HEI Shareholder,

The HEI Board of Directors and management team are focused on serving our customers and communities sustainably and reliably, while also driving superior long-term value to our shareholders. HEI has outperformed the S&P 500 and broader utility index in total shareholder return over one-, three- and five-year periods, with our stock price currently at a near-record high. At the same time, we have aggressively pursued some of the nation’s most ambitious renewable energy goals.

This week, Jeff Ubben, founder of the ValueAct Spring Fund, published a letter to the community of Hawaii. Frankly, the letter is disappointing. While Jeff Ubben is entitled to his own opinion, he is not entitled to his own facts. The letter is a misguided, factually inaccurate and misleading attack on HEI, Hawaiian Electric and our commitment to renewable energy, the state of Hawaii and our valued customers and investors.

The ValueAct Spring Fund has been a shareholder of HEI for just over a year and is new to getting to know Hawaii and the community our company has served for 128 years. ValueAct has raised the issues in their letter in the past, and we’ve addressed those directly with Mr. Ubben and his ValueAct colleagues. They don’t seem interested in the facts but rather seem intent on pursuing their own agenda – specifically, handpicking a CEO for HEI.

The attached document details the real facts on the strength of the business, our commitment to delivering value to our customers and all shareholders, and our path toward a more sustainable and prosperous future for Hawaii and our communities. We encourage you to read it.

We have a strong, capable, independent Board of Directors that takes succession planning seriously and has robust, timely and appropriate succession planning processes in place. The Board has recently added new directors (including one suggested by ValueAct) as part of our ongoing board refreshment process and to maintain the diversity of experience and expertise necessary to oversee the company’s strategic direction, including our move to a renewable and sustainable future.

ValueAct’s activities should be viewed in the context of its substantial conflicts of interests in Hawaii. ValueAct has a significant interest in AES – much larger than its investment in HEI – and Mr. Ubben sits on AES' Board. While AES has been an important and valued participant in the Hawaii energy ecosystem, it does have competitive and contractual interests in Hawaii, including winning bids to build solar plus storage projects under Stage 1 of our renewable RFP, owning a wind farm under construction on Oahu which will sell power to our utility, and operating a coal plant under a contract with our utility that expires in 2022.

At HEI, we see a vibrant future for Hawaii – one that puts our state at the forefront of clean energy, creates a sustainable and growing local economy, and allows our families and communities to flourish. The HEI Board of Directors and management team are fully focused on and committed to delivering on this promise.

Thank you for your investment and continued support of our company.

Sincerely,

HEI Board of Directors

By
Jeff Watanabe, Chair